EXHIBIT 99.2

WORLD AIRWAYS TO OPERATE ADDITIONAL DOMESTIC,
INTERNATIONAL CARGO SERVICE FOR MENLO WORLDWIDE

PEACHTREE CITY, Ga. (Sept. 28, 2004) – World Airways (NASDAQ:WLDA) has expanded its contract with Menlo Worldwide to provide DC-10-30F service between Dayton, Ohio and Los Angeles through the end of 2004, and MD-11F service between Dayton and Hong Kong in October and November 2004. The contract value for the additional service is estimated at $3 million.

World’s current MD-11F route between Dayton and Brussels five times a week for Menlo will be changed to DC-10-30F service, with the same schedule. World also provides ad hoc flying to support Menlo’s Dayton operations.

“These additions demonstrate the flexibility World Airways can offer premier customers like Menlo Worldwide,” said Randy Martinez, World’s president and chief executive officer. “We are continuing to build our commercial portfolio while serving the U.S. Air Mobility Command with high levels of passenger service.”

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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